JOINT RELEASE: Aquila, Inc. The Chubb Corporation

Media Contacts:
Aquila: Al Butkus	816/467-3616
Chubb: Mark E. Greenberg	908/903-2682

Investor Relations:
Aquila: Neala Clark	816/467-3562
Chubb: Glenn A. Montgomery	908/903-2365

U.S. DISTRICT COURT APPROVES
SETTLEMENT BETWEEN AQUILA AND CHUBB SUBSIDIARIES

     KANSAS CITY, MO, July 21, 2004 – Aquila, Inc. (NYSE: ILA) and The Chubb Corporation (NYSE:CB) announced today that the United States District Court for the Western District of Missouri has approved a settlement between Aquila and two Chubb subsidiaries, Federal Insurance Company and Pacific Indemnity Company.

     In the settlement announced earlier this week, Aquila is providing collateral that represents Chubb’s complete exposure under gas forward purchase surety bonds. Aquila and Chubb had jointly filed a motion with the court seeking approval of the settlement.

     Based in Kansas City, MO, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. More information is available at www.aquila.com.

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.